UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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FIRST BANCORP.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1519 PONCE DE LEON AVENUE
SAN JUAN, PUERTO RICO 00908
(787) 729-8200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of First BanCorp:

NOTICE IS HEREBY GIVEN, pursuant to a resolution of the Board of Directors and Section 3 of the Corporation’s By-laws, that a Special Meeting of Stockholders of First BanCorp will be held at our offices located at Sheraton Puerto Rico Hotel & Casino, 22 Convention Blvd., San Juan, Puerto Rico, on August 23, 2011, at 10:00 a.m., for the purpose of considering and taking the following action, which is described in the accompanying Proxy Statement:

To vote, in accordance with New York Stock Exchange rules, upon a proposal to approve the issuance of up to 150,000,000 shares of the Corporation’s Common Stock to institutional investors and the potential issuance of additional shares of Common Stock pursuant to anti-dilution rights provided to certain of the institutional investors.

Only stockholders of record as of the close of business on July 5, 2011 are entitled to receive notice of and to vote at the Special Meeting or any adjournment or adjournments of that meeting. A list of stockholders as of the record date will be open to the examination of any stockholder, for any purpose germane to the Special Meeting, during ordinary business hours, for a period of ten days prior to the Special Meeting, at our principal offices at 1519 Ponce De León Avenue, San Juan, Puerto Rico 00908.

You are cordially invited to attend the Special Meeting. It is important that your shares be represented regardless of the number you own. Even if you plan to be present at the Special Meeting, you are urged to complete, sign, date and promptly return the enclosed proxy in the envelope provided. If you attend the Special Meeting, you may vote either in person or by proxy. You may revoke any proxy that you give at any time prior to its exercise.

By Order of the Board of Directors

/s/ Lawrence Odell
Lawrence Odell
Secretary

San Juan, Puerto Rico
July 21, 2011

1519 Ponce De Leon Avenue
San Juan, Puerto Rico 00908

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 23, 2011

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of First BanCorp (the “Corporation”) for use at the Special Meeting of Stockholders to be held at Sheraton Puerto Rico Hotel & Casino, 22 Convention Blvd., San Juan, Puerto Rico, on August 23, 2011 at 10:00 a.m., and at any adjournment or adjournments of that meeting (the “Special Meeting”). This Proxy Statement is first being sent or given to holders of record as of the close of business on July 5, 2011 (the “Record Date”) of our common stock, par value $0.10 per share (“Common Stock”), on or about July 21, 2011. The Board of Directors has designated two individuals to serve as proxies to vote the shares represented at the Special Meeting. Shares represented by properly executed proxies that are received by the time of the Special Meeting will be voted at the Special Meeting in accordance with the instructions specified in the proxies. If you properly submit a proxy but do not give instructions on how you want your shares to be voted, your shares will be voted “FOR” the proposal to issue Common Stock to institutional investors and the potential issuance of additional shares of Common Stock pursuant to anti-dilution rights provided to certain of the institutional investors.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the proposal to be voted on at the Special Meeting, the voting process and other required information.

What is the purpose of the Special Meeting?

At the Special Meeting, stockholders will act upon a proposal (the “Proposal”) to approve the issuance of up to 150,000,000 shares of Common Stock (the “Issuance”) to institutional investors and the potential issuance of additional shares of Common Stock pursuant to anti-dilution rights provided to certain of the institutional investors. The purchasers in the Issuance include two investors that each will acquire what will be 24.36% of our Common Stock, and a third investor that will acquire what will be 9.9% of our Common Stock, under investment agreements, as most recently amended, that give those investors anti-dilution and certain other rights. Two of the institutional investors have rights to each designate a person to serve as a director on our Board of Directors. The obligations of these investors to acquire the shares are subject to our sale of at least 142,857,143 but no more than 150,000,000 shares of Common Stock in the Issuance. At this time, investors have agreed to purchase 150,000,000 shares of Common Stock. The Corporation’s issuance of at least 142,857,143 shares of Common Stock will enable the Corporation to convert its outstanding Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G (“Series G Preferred Stock”), having a liquidation value of approximately $424 million, into Common Stock and will enable the Corporation’s banking subsidiary, FirstBank Puerto Rico (“FirstBank” or the “Bank”), to immediately meet the capital ratios required by the consent order dated June 2, 2010 (the “FDIC Order”) that FirstBank entered into with the Federal Deposit Insurance Corporation (the “FDIC”) and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (“OCIF”). In addition, the Issuance will enable the Corporation to maintain sufficient capital, consistent with the written agreement dated June 3, 2010 (the “Written Agreement,” and collectively with the FDIC Order, the “Agreements”) that it entered into with the Federal Reserve Bank of New York (the “Federal Reserve”). The Issuance will also improve the Bank’s ratio of adversely classified assets to Tier 1 capital plus reserves as required by the FDIC Order. In addition, the Issuance will enable FirstBank to continue to operate in the current economic environment and absorb any future credit losses should adverse economic conditions continue to impact the quality of the Bank’s loan portfolios, despite the Corporation’s enhanced underwriting and monitoring practices. Furthermore, the Issuance will strengthen the Corporation’s capital structure, thereby enabling the Corporation to execute its business strategies, enhance its long-term financial stability and fund strategic initiatives and other business opportunities as they may become available.

If you do not approve the issuance of up to 150,000,000 shares of Common Stock to institutional investors and the potential issuance of additional shares of Common Stock pursuant to anti-dilution rights provided to certain of the institutional investors, we cannot issue the shares of Common Stock to institutional investors and, therefore, we may not be able to raise the needed capital. Your approval is important, regardless of the number of shares of Common Stock you own. Accordingly, we urge you to complete, date, sign and return your proxy promptly.

What should I receive?

You should receive this Proxy Statement, the Notice of Special Meeting of Stockholders and a proxy card.

How many votes do I have?

You will have one vote for each share of Common Stock you owned at the close of business on July 5, 2011, the Record Date for the Special Meeting.

How many votes can all stockholders cast?

Stockholders may cast one vote for each of the 21,303,669 shares of Common Stock that were outstanding on the Record Date.

If I am a holder of shares of Common Stock, but I did not hold my shares of Common Stock as of the Record Date, am I entitled to vote?

No. If you were not a record or beneficial holder of shares of Common Stock on the Record Date, you will not be entitled to vote on the Proposal.

How many votes must be present to hold the Special Meeting?

Holders of a majority of the outstanding shares of Common Stock must be present either in person or by proxy to enable us to conduct business at the Special Meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting for purposes of determining whether holders of a majority of the outstanding shares of Common Stock are present. A broker non-vote occurs when a broker or other nominee has not received voting instructions from the beneficial owner and the broker or other nominee does not have discretionary authority to vote on a particular matter. Brokers and other nominees do not have discretionary authority to vote on the Proposal and, therefore, broker non-votes will not be counted for purposes of determining whether a quorum is present at the Special Meeting. We urge you to vote by proxy even if you plan to attend the Special Meeting so that we will know as soon as possible whether enough votes will be present for us to conduct business at the Special Meeting.

Votes cast by proxy or in person at the Special Meeting will be counted by Broadridge Financial Solutions, an independent third party.

Why is stockholder approval necessary for our sale of shares of Common Stock in the Issuance and pursuant to the exercise of anti-dilution rights?

Under NYSE Listed Company Manual Section 312.03(c), stockholder approval is required prior to the Issuance because we plan to issue shares in an amount that would be greater than 20% of the Corporation’s voting power and shares of Common Stock outstanding before the Issuance. In addition, under NYSE Listed Company Manual Section 312.03(b), stockholder approval is required prior to the issuance of Common Stock, or securities convertible into or exercisable for Common Stock, in any transaction or series of related transactions with a director or company in which a director has a substantial interest if “the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance.” Given that two of the institutional investors will have designees on our Board, stockholder approval is required so that the Corporation can issue shares of Common Stock pursuant to the exercise by such institutional investors of their anti-dilution rights.

What are some of the benefits and consequences of approving the issuance of shares of Common Stock?

Approval of the Proposal will enable the Corporation to complete the Issuance and be in a position to comply with the provisions of the agreements with three of the institutional investors that provide to those investors anti-dilution rights. As noted above, the Issuance pursuant to the Proposal of at least 142,857,143 shares of Common Stock will enable the Corporation to convert to Common Stock approximately $424 million of outstanding Series G Preferred Stock, will enable FirstBank to immediately meet the capital ratios required by the FDIC Order and improve its ratio of adversely classified assets to Tier 1 capital plus reserves as required by the FDIC Order, and will enable the Corporation to maintain sufficient capital, consistent with the Written Agreement. In addition, we believe that the Issuance will enable FirstBank to operate in the current economic environment and absorb any future credit losses should adverse economic conditions continue to impact the quality of the Bank’s loan portfolios, despite the Corporation’s enhanced underwriting and monitoring practices. Furthermore, the Issuance will strengthen the Corporation’s capital structure, thereby enabling the Corporation to execute its business strategies, enhance its long-term financial stability and fund strategic initiatives and other business opportunities as they may become available. As a result of the Issuance and the conversion of the Series G Preferred Stock into Common Stock, however, our existing stockholders will incur significant dilution of their voting power; their percentage ownership of our Common Stock will decrease to 10.43% from 100%.

What vote is required to approve the Proposal and how are abstentions and broker non-votes treated?

Under the applicable NYSE rule, the Proposal to approve the Issuance and the potential issuance of shares upon the exercise of anti-dilution rights must receive the affirmative vote of the holders of a majority of the votes cast with regard to the Proposal, provided that the total votes cast with regard to the Proposal, whether for or against, constitute over 50% of all the outstanding shares of Common Stock. Abstentions will be considered votes cast and, therefore, will have the effect of a vote against the Proposal whereas broker non-votes will not be counted in determining the number of votes cast. Because the Proposal will not be approved for purposes of the NYSE rule unless over 50% of all of the outstanding shares of Common Stock are voted, it is very important that you vote.

What if I do not indicate my decision with respect to the Proposal?

If you are a record holder of shares of Common Stock and return a signed proxy card without indicating your decision (for, against, or abstain), your shares will be voted “FOR” the Proposal.

If you hold your shares of Common Stock through a broker, securities dealer, custodian, commercial bank, trust company or other nominee, and you return your voting instruction card without providing voting instructions, you will be deemed to have not voted on the Proposal because your nominee will not have the discretion to vote your shares of Common Stock. Such broker non-vote will not be counted towards the NYSE requirement that over 50% of the outstanding shares of Common Stock vote on the Proposal.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote “FOR” the Proposal to approve the issuance of up to 150,000,000 shares of Common Stock to institutional investors and the potential issuance of shares upon the exercise of anti-dilution rights.

Do I have appraisal rights or preemptive rights with respect to the Proposal?

No. Under Puerto Rico law, stockholders are not entitled to appraisal rights with respect to the proposed issuances of Common Stock. Under our charter, stockholders are not entitled to preemptive rights with respect to the proposed issuances of Common Stock.

How can I vote my shares by proxy?

If you are a “stockholder of record,” you may vote by proxy without attending the Special Meeting by:

•	completing the enclosed proxy card, dating, signing, and returning it in the enclosed postage-paid envelope;

•	voting by telephone (instructions are on the proxy card); or

•	voting via the Internet (instructions are on the proxy card).

Internet and telephone voting is available until 11:59 PM Eastern Time on August 22, 2011. Please refer to the specific instructions set forth on the enclosed proxy card for additional information on how to vote. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name” (i.e., your shares are held of record by a broker, bank, trustee or other nominee), your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares.

How can I vote my shares in person at the Special Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Special Meeting. If you hold your shares in “street name,” you must obtain a valid, legal proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Special Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner in “street name”?

Stockholder of Record.  If your shares are registered in your name with our transfer agent, The Bank of New York Mellon Shareowner Services, LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote via the Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card.

Beneficial Owner.  If your shares are held by a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank, trustee or other nominee, who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank, trustee or other nominee on how to vote the shares held in your account, and it will inform you how to instruct it to vote your shares. The organization that holds your shares, however, is considered the stockholder of record for purposes of voting at the Special Meeting. As noted above, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid, legal proxy from your broker, bank, trustee or other nominee giving you the right to vote the shares at the Special Meeting. The organization that holds your shares cannot vote your shares without your instructions, so it is important that you exercise your right to vote.

Who will bear the costs of soliciting proxies for the Special Meeting?

We will bear the cost of soliciting proxies for the Special Meeting. In addition to solicitation by mail, proxies may be solicited personally, by telephone or otherwise. The Board of Directors has engaged Broadridge Financial Solutions to aid in the solicitation of proxies. The cost of that engagement is estimated at $5,000 to $10,000, plus reimbursement of reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies but they will not receive any additional compensation for such solicitation. Proxies and proxy materials will also be distributed at our expense by brokers, nominees, custodians and other similar parties.

Can I change my vote?

Yes, you can change your vote. If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by sending to us a new proxy card with a later date, or casting a new vote by telephone or via the Internet, or sending a written notice of revocation to the President or Secretary of First BanCorp, at P.O. Box 9146,

San Juan, Puerto Rico 00908-0146, which is received before the proxy is exercised. Internet and telephone voting is available until 11:59 PM Eastern Time on August 22, 2011. If you attend the Special Meeting and vote in person, your previously submitted proxy will not be used. If your shares are held in the name of a broker, bank, trustee or other nominee, that institution will inform you as to how your vote may be changed.

What should I do if I receive more than one set of proxy materials?

Please complete, sign, date and return each proxy card or voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate proxy card or voting instruction card for each brokerage account in which you hold shares.

What happens to my vote if the Special Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the reconvened Special Meeting. You will still be able to change or revoke your proxy until it is voted.

Who can I contact if I have questions?

You should contact Lawrence Odell, Secretary of the Board of Directors, by e-mail at lawrence.odell@firstbankpr.com or by telephone at 787-729-8041 if you have any questions about how to grant or revoke your vote or need copies of our filings.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 23, 2011

This Proxy Statement is available at www.proxyvote.com.

You may obtain directions regarding how to attend the Special Meeting and vote in person by contacting Lawrence Odell, Secretary of the Board of Directors, by e-mail at lawrence.odell@firstbankpr.com or by telephone at 787-729-8041.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of July 8, 2011, unless otherwise described, with respect to shares of our Common Stock beneficially owned (unless otherwise indicated in the footnotes) by: (1) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (2) each director; (3) each named executive officer (as defined in Item 402(a)(2) of Securities and Exchange Commission (“SEC”) Regulation S-K); and (4) all current directors and executive officers as a group. This information has been provided by each of the directors and executive officers at our request or derived from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), adjusted, where applicable, to give effect to the one-for-fifteen reverse split of our Common Stock in January 2011. Beneficial ownership of securities, as shown below, has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security).

(1)	Beneficial Owners of More Than 5% of Our Common Stock:

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class(a)

United States Department of the Treasury 1500 Pennsylvania Avenue Northwest Washington, DC 20229	29,634,796	(b)	58.18%
UBS AG Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	2,403,742	(c)	11.28%

(a)	Based on 21,303,669 shares of Common Stock outstanding as of July 8, 2011.

(b)	The United States Department of the Treasury (the “U.S. Treasury”) holds 424,174 shares of Series G Preferred Stock, which it has the right to convert at any time into 29,245,312 shares of Common Stock, and a warrant that entitles it to purchase at any time up to 389,484 shares of Common Stock. Both the number of shares into which the Series G Preferred Stock can be converted and the number of shares that can be purchased upon exercise of the warrant may be increased under some circumstances (including, if approved by stockholders at the Special Meeting, the proposed issuance of up to 150,000,000 shares of Common Stock to institutional investors) to prevent dilution. See “Proposal to Issue Common Stock to Institutional Investors — Consequences if Stockholders Approve the Proposal — Conversion of Series G Preferred Stock” and “Proposal to Issue Common Stock to Institutional Investors — Consequences if Stockholders Approve the Proposal — Adjustment to Warrant Held by U.S. Treasury.”

(c)	Based solely on a Schedule 13G filed with the SEC on January 31, 2011 in which UBS AG and certain of its subsidiaries reported aggregate beneficial ownership of 2,403,742 shares of our Common Stock as of December 31, 2010 after adjustment for the one-for-fifteen reverse split in January 2011. UBS AG and certain of its subsidiaries reported that they possessed shared power to vote or to direct the vote of 576,196 shares and shared power to dispose or to direct the disposition of 1,878,752 shares (in each case after adjustment for the one-for-fifteen reverse split in January 2011).

(2)	Beneficial Ownership of Common Stock of Directors, Named Executive Officers and Directors and Executive Officers as a Group

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(a)		Class

Directors
Aurelio Alemán-Bermúdez, President & Chief Executive Officer	52,933		*
José Menéndez-Cortada, Chairman of the Board	10,827		*
Jorge L. Díaz-Irizarry	5,851	(b)	*
José Ferrer-Canals	368		*
Sharee Ann Umpierre-Catinchi	76,913	(c)	*
Fernando Rodríguez-Amaro	2,146		*
Héctor M. Nevares-La Costa	449,014	(d)	2.11%
Frank Kolodziej-Castro	184,165		*
José F. Rodríguez-Perelló	21,605		*
Executive Officers
Orlando Berges-González, Executive Vice President & Chief Financial Officer	666		*
Lawrence Odell, Executive Vice President, General Counsel & Secretary	14,999		*
Victor Barreras-Pellegrini, Treasurer & Senior Vice President	4,666		*
Calixto García-Vélez, Executive Vice President	—		*
All current directors and NEOs, Executive Officers, Treasurer and the Chief Accounting Officer as a group (19 persons as a group)	859,689		4.02%

*	Less than 1%

(a)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Therefore, it includes the number of shares of Common Stock that could be purchased by exercising stock options that were exercisable on July 8, 2011 or within 60 days after that date, as follows: Mr. Alemán-Bermúdez, 39,600; Mr. Odell, 11,666; and Mr. Barreras-Pellegrini, 4,666; and all current directors and executive officers as a group, 81,860. Also, it includes shares granted under the First BanCorp 2008 Omnibus Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Menéndez-Cortada, 268; Mr. Díaz-Irizarry, 268; Mr. Ferrer-Canals, 268; Dr. Umpierre-Catinchi, 268; Mr. Rodríguez-Amaro, 268; Mr. Nevares-LaCosta, 268; Mr. Kolodziej-Castro, 268; and Mr. Rodríguez-Perelló, 268. These amounts do not include shares of Common Stock represented by units in a unitized stock fund under our Defined Contribution Plan.

(b)	This amount includes 1,497 shares owned separately by his spouse.

(c)	This amount includes 600 shares owned jointly with her spouse.

(d)	This amount includes 283,272 shares owned by Mr. Nevares-LaCosta’s father over which Mr. Nevares-LaCosta has voting and investment power as attorney-in-fact.

PROPOSAL TO APPROVE ISSUANCES OF COMMON STOCK

Overview and Reason for Proposal

We are asking our stockholders to approve the Corporation’s issuance of up to 150,000,000 shares of our Common Stock to institutional investors for $3.50 per share and potential issuance of shares pursuant to the exercise of anti-dilution rights that certain of those institutional investors will have upon completion of the Issuance. We have entered into agreements with a number of institutional investors relating to the sale of 150,000,000 shares of Common Stock. Pursuant to investment agreements we entered into with an affiliate of Thomas H. Lee Partners, L.P. (“THL”) and two funds managed by Oaktree Capital Management, L.P. (together “Oaktree”), THL and Oaktree each has agreed to buy shares of Common Stock that will equal 24.36% of all the shares of Common Stock that will be outstanding after the Issuance and the conversion into Common Stock of the Corporation’s Series G Preferred Stock. In addition, we have entered into an investment agreement with several institutional investors advised by Wellington Management Company, L.L.P. (together the “9.9% investor”) to buy shares of Common Stock that will be equal to 9.9% of the shares of Common Stock that will be outstanding after the Issuance and the conversion of the Series G Preferred Stock. The investment agreements require that we issue to institutional investors shares with a sale price of at least $500 million (which would be 142,857,143 shares) but no more than $525 million (which would be 150,000,000 shares). That, plus the issuance of shares upon conversion of the Series G Preferred Stock would increase our outstanding Common Stock to between 197,076,899 and 204,245,466 shares. Accordingly, THL and Oaktree each will be expected to acquire in the Issuance between approximately 49,072,148 and approximately 49,746,992 shares of Common Stock, and the 9.9% investor will be expected to acquire in the Issuance between approximately 19,510,613 and approximately 20,220,300 shares. Also, we have entered into subscription agreements with a number of additional institutional investors for the issuance and sale to them of an aggregate of 30,285,716 shares of Common Stock. The names of the additional institutional investors who will each acquire more than 1% of the shares of Common Stock in the Issuance are disclosed below in the table under “Pro Forma Effects of the Transactions.” See “Proposed Issuance of Shares to THL, Oaktree and Other Investors” below.

The Issuance will enable the Corporation to convert to Common Stock approximately $424 million of outstanding Series G Preferred Stock, will enable FirstBank to immediately comply with the capital levels set forth in the FDIC Order and improve its ratio of adversely classified assets to Tier 1 capital plus reserves as required by the FDIC Order, and will enable the Corporation to maintain sufficient capital, consistent with the Written Agreement. In addition, the Issuance will enable FirstBank to continue to operate in the current economic environment and absorb any future credit losses should adverse economic conditions continue to impact the quality of the Bank’s loan portfolios, despite the Corporation’s enhanced underwriting and monitoring practices. Furthermore, the issuance of the shares of Common Stock will strengthen the Corporation’s capital structure, thereby enabling the Corporation to execute its business strategies, enhance its long-term financial stability and fund strategic initiatives and other business opportunities as they may become available.

As discussed more fully below, if stockholders approve the Proposal and the Issuance is completed, we will exercise our right to convert the Series G Preferred Stock into Common Stock and we will conduct a rights offering to enable stockholders of record as of a date prior to completion of the Issuance to acquire shares of Common Stock at the same $3.50 price per share (the “Rights Offering”) that institutional investors will pay if we complete the Issuance. The Rights Offering will commence after the Special Meeting of Stockholders, assuming that the Proposal is approved by stockholders and the SEC staff has declared the Rights Offering registration statement effective. As a result of the terms of the investment agreements that we have entered into, THL, Oaktree and the 9.9% investor will have anti-dilution rights that will enable them to acquire shares after completion of any equity offering, including the Rights Offering, so as to maintain their percentage ownership interest in the Corporation.

Our Common Stock is listed on the NYSE and, thus, we are subject to NYSE listing requirements. Under NYSE Listed Company Manual Section 312.03(c), stockholder approval is required prior to the issuance of Common Stock, or of securities convertible into or exercisable for Common Stock, in any transaction or series of related transactions, other than in certain circumstances that are inapplicable in this case, if (1) the Common Stock has, or will have upon issuance, voting power equal to or greater than 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for Common Stock or (2) the number of shares is equal to or greater than 20% of the number of shares of Common Stock outstanding before the issuance of the Common Stock or of securities convertible into or exercisable for Common Stock. Because the Issuance pursuant to the Proposal would constitute greater than 20% of the voting power and greater than 20% of the shares of Common Stock that are outstanding prior to the completion of the Issuance, we are required to seek stockholder approval prior to such issuance. Under NYSE Listed Company Manual Section 312.03(b), stockholder approval is required also prior to the issuance of Common Stock, or securities convertible into or exercisable for Common Stock, in any transaction or series of related transactions with a director or company in which a director has a substantial interest if “the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance.” The rights to designate directors for our Board of THL and Oaktree, which also have anti-dilution rights, will mean that, if the Corporation completes the Issuance, THL and Oaktree will have designees on our Board at the time they are entitled to exercise their anti-dilution rights as a result of the Rights Offering and any other future equity offering. Subject to stockholder approval of the Proposal, if we issue shares of Common Stock in a future equity offering, including the expected Rights Offering, and THL and Oaktree exercise their rights under their investment agreements to maintain their percentage Common Stock-equivalent interest in the Corporation immediately prior to the completion of such offering, we will issue shares of Common Stock to THL and Oaktree in an amount that may exceed 1% of the shares of outstanding Common Stock prior to such offering. Accordingly, we are seeking stockholder approval of both the Issuance and any potential issuance of shares pursuant to the exercise of anti-dilution rights by THL and Oaktree. The NYSE has already exempted the issuance of shares of Common Stock upon conversion of the Series G Preferred Stock from the need for stockholder approval.

Background of the Capital Raise

The capital raise is one of several actions the Corporation has taken and is taking to improve its capital position. Sustained weak economic conditions that have severely affected Puerto Rico and the United States over the last several years have adversely impacted First BanCorp’s and FirstBank’s results of operations and capital levels, particularly as a result of the dramatic reductions in the underlying collateral values of real estate for our secured loans. The impact on the Corporation has been an elevated level of non-performing assets and charge-offs and an associated increase in the reserve for loan losses, leading to a decrease in total stockholders’ equity from $1.6 billion at December 31, 2009 to $1.0 billion at March 31, 2011.

On June 4, 2010, we announced that FirstBank stipulated to the issuance of the FDIC Order and First BanCorp had entered into the Written Agreement. These Agreements require us and FirstBank to take certain actions to, among other things, develop and adopt plans to attain certain capital levels, reduce non-performing and classified assets that have impacted FirstBank’s financial condition and performance, and improve its adversely classified assets to Tier 1 capital plus reserves ratio. With respect to capital levels, the FDIC Order required FirstBank to establish a capital plan pursuant to which it would achieve over time minimum capital ratios of 8% for Leverage (Tier 1 Capital to Average Total Assets), 10% for Tier 1 Capital to Risk-Weighted Assets and 12% for Total Capital to Risk-Weighted Assets. The Written Agreement also required the Corporation to submit a capital plan to the Federal Reserve that reflects sufficient capital at the Corporation on a consolidated basis.

We have submitted a capital plan to our regulators setting forth how we plan to improve our capital positions to comply over time with the above mentioned requirements. In addition to the capital plan, and consistent with the requirement of the Agreements, we have submitted to our regulators a liquidity and brokered deposit plan, including a contingency funding plan, a non-performing asset reduction plan, a budget and profit plan, a strategic plan and a plan for the reduction of classified and special mention assets. In March 2011, the Corporation submitted an updated capital plan (the “Capital Plan”) to its regulators. The Capital Plan contemplates a minimum capital raise of $350 million through the issuance of new shares of Common Stock for cash, and other actions to further reduce the Corporation’s and the Bank’s risk-weighted assets, strengthen their capital positions and meet the minimum capital ratios required under the FDIC Order. Among the strategies contemplated in the Capital Plan are further reductions of the Corporation’s loan portfolio and investment portfolio. The Capital Plan identified specific targeted Leverage, Tier 1 Capital to Risk-Weighted Assets and Total Capital to Risk-Weighted Assets ratios to be achieved by FirstBank each calendar quarter until the capital levels required under the FDIC Order are fully achieved.

Since the later part of 2009, we have taken a number of steps to enable us to emerge from the current adverse economic conditions as a stronger organization as well as help us achieve the ratios in the Capital Plan. They include:

•	Improved Capital Position. In August 2010, we completed an exchange offer in which we issued 15,134,347 shares of our Common Stock (after adjustment for the one-for-fifteen reverse split in January 2011) in exchange for shares of our Noncumulative Perpetual Monthly Income Preferred Stock, Series A through E, that had a total liquidation preference of $487,053,200. This improved the quality of our capital position by substantially increasing our tangible common equity and enhanced our ability to attract new capital. Also, in July 2010, we issued 424,174 shares of Series G Preferred Stock in exchange for the Fixed Rate Cumulative Perpetual Preferred Stock, Series F (“Series F Preferred Stock”) that we sold to the U.S. Treasury plus accrued and unpaid dividends on that Series F Preferred Stock. As of March 31, 2011, FirstBank’s Leverage, Tier 1 Capital and Total Capital ratios were 7.60%, 10.40% and 11.71%, respectively.

•	Deleveraging. We have deleveraged our balance sheet in order to preserve capital, principally by selling investments and non-performing and performing assets, which reduced the size of the loan portfolio. In addition, significant decreases in assets have been achieved through the non-renewal of matured commercial loans, such as temporary loan facilities to the Puerto Rico government, through the charge-off of portions of loans deemed uncollectible and through a reduced volume of loan originations. Since December 31, 2009, the Corporation has reduced total assets by 23%, increased core deposits by 18% and reduced its reliance on brokered deposits by 24%.

•	Asset Quality. We have strengthened our asset quality through implementation of stricter loan approval processes and the efforts of our Special Assets Group, which has resulted in, among other things, a reduction in non-performing assets. The responsibilities of our Special Assets Group, which reports directly to our chief executive officer, have been expanded to include management of all activities related to our classified credits and non-performing assets for the commercial business with the purpose of improving their quality or disposing of the assets. Our Special Assets Group focuses on strategies for the accelerated reduction of non-performing assets through note sales, troubled debt restructurings, loss mitigation programs, sales of real estate owned and sales of loans through special purpose vehicles. In addition to the management of the resolution process for problem loans, the Special Assets Group oversees collection efforts for all loans to prevent migration to the non-performing and/or classified status. Therefore, the Special Assets Group not only implements a remediation strategy, but also provides preventive oversight at the corporate level to reduce non-performing migration trends within the commercial loan portfolio. Our entire construction portfolio has been transferred to the Special Assets Group and is in the “workout” phase. FirstBank has reduced its nonperforming assets by $380 million during the last four quarters.

FirstBank’s operations have been adversely affected by sustained adverse economic conditions as a result of the recessionary environment in Puerto Rico, the Virgin Islands and the U.S. mainland. As a result, FirstBank’s loan portfolios have deteriorated due to significant reductions in collateral values and higher delinquencies resulting from the reduced income of its borrowers. We have conducted a detailed portfolio level credit stress test that assumes an economic outlook that is more adverse than the current environment, adjusted for the particular characteristics of our loan portfolio and the markets in which we operate. Our analysis was generally consistent with the guidelines utilized for the Supervisory Capital Assessment Program analysis, which was intended to measure the financial strength of the nation’s 19 largest financial institutions on a going forward basis. The 19 financial institutions were asked to project potential losses over a two-year period, however, our analysis projected losses over longer periods, as described below.

The application of FirstBank’s more adverse loss factors to the gross outstanding loan portfolios as of March 31, 2011 would represent additional losses of approximately $1.12 billion over the next two to five years in excess of the charge-offs we have already taken. Losses on the residential mortgage portfolio were estimated over five years while consumer losses were based on the average life of the portfolio, which approximates two and a half years. Construction, commercial real estate and commercial and industrial losses were estimated to occur primarily over the next two years. These losses are not considered forecasts of expected losses but a calculation of the loss impact on the loan portfolio based on a hypothetical exercise that assumes that market financial conditions deteriorate further to the levels considered in applying the more adverse stress factors. We believe that the likelihood that we will have the level of loan losses projected in the more adverse economic scenario is remote. Notwithstanding this view, we used stress testing to gauge the amount of regulatory capital that would be required in the event that the more adverse conditions were to prevail. In performing this analysis, we considered the current level of pre-tax, pre-provision earnings, the portion of the $608 million in allowance for loan losses as of March 31, 2011 available to absorb losses after allocating a normalized reserve level to the remaining loan portfolio, the time it would take for the losses to occur and the current level of capital. If we adjust our pro forma capital ratios as of March 31, 2011 disclosed in the section entitled “Pro Forma Effects of the Transactions,” which give effect to the additional $525 million in capital from the sale of 150,000,000 shares of Common Stock and the conversion of the Series G Preferred Stock into Common Stock, to reflect three years of the annualized 2010 level of pre-tax, pre-provision earnings, the assumed additional $1.12 billion of losses in excess of the charge-offs we have already taken and the allocation of a portion of our allowance, our pro forma capital ratios would exceed the capital levels in the Agreements and currently established regulatory “well-capitalized” capital ratio requirements.

The Corporation has engaged in extensive efforts, privately and publicly, to raise capital to ensure that the projected level of regulatory capital can support its balance sheet over the long-term. The proposed issuances of Common Stock to institutional investors in the capital raise and pursuant to the exercise of anti-dilution rights that is being voted upon at the Special Meeting is the result of those efforts. If the capital raise does not take place, and the Corporation is unable to raise additional capital or complete identified capital preservation initiatives, successfully execute its strategic operating plans or comply with the FDIC Order, its banking regulators could take further action, which could include actions that may have a material adverse effect on FirstBank’s business, results of operations and financial position, including the appointment of a conservator or receiver. If FirstBank fails to maintain the capital levels included in the Capital Plan and over time achieve the capital ratios required by the FDIC Order, it would be required to increase capital in an amount sufficient to comply with the capital ratios set forth in the Capital Plan within 45 days of being out of compliance or submit to its regulators a contingency plan for the sale, merger, or liquidation of the institution in the event the primary sources of capital are not available. Thereafter, the FDIC would determine whether and when to initiate an acceptable contingency plan.

Capital Raising Efforts

As previously noted, the Corporation has pursued various means of raising capital. In September 2010, the Corporation filed a registration statement on Form S-1 with the SEC pursuant to which it intended to offer up to $500 million of its Common Stock in a public offering, subject to market and other conditions. The Corporation did not complete a public offering mainly because of investor concerns about asset quality, the viability of core earnings potential and the Puerto Rico economy.

The original terms of the Series G Preferred Stock that the Corporation issued to the U.S. Treasury enabled the Corporation to convert the Series G Preferred Stock into Common Stock at any time after all of several conditions were met, one of which was that the Corporation sell Common Stock for $500 million in cash. On December 1, 2010, the terms of the Series G Preferred Stock were modified to reduce the $500 million to $350 million. All the substantive conditions to the Corporation’s right to convert the Series G Preferred Stock into Common Stock, other than the sale of Common Stock for $350 million in cash, have been satisfied.

On December 8, 2010, the Corporation announced that it had signed a letter of intent to sell a portfolio of loans, which consisted mainly of adversely classified loans. In February 2011, the Corporation completed the sale, selling loans with an unpaid principal balance of $510.2 million, having a book value of $437.9 million before the charge-off taken to properly record the loan pool as held for sale as of December 31, 2010, for $272.2 million to a joint venture in which the Corporation has a 35% equity interest. Approximately 93% of the loans sold were adversely classified loans and 55% were in non-performing status as of December 31, 2010. The Corporation continues its efforts to deleverage the balance sheet and reduce its non-performing loans.

Announcement of the U.S. Treasury’s modification of the terms of the Series G Preferred Stock and the sale of primarily adversely classified loans led to a recommencement of efforts to sell shares privately to institutional investors. In addition, the Corporation’s announcement of its earnings for the quarter ended March 31, 2011, which showed a decreasing trend in non-performing loans, a decrease in the provision for loan and lease losses related to loans held for investment, an improvement in various core operating metrics and de-risking of the balance sheet, enhanced potential investors’ interests. Potential investors conducted due diligence beginning in February 2011. Pursuant to the request of potential investors, independent third party firms were selected to perform independent loan reviews of the Corporation’s loan portfolios.

In connection with the efforts to raise capital privately, the Corporation’s Strategic Planning Committee (the “Committee”), which is composed of four independent directors, including the Chairman of the Board, and three management members, the chief executive officer, the chief financial officer and the general counsel, and the Board, with the assistance of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), its financial advisor, engaged in conversations with a number of entities, including private equity firms, and considered and carefully analyzed a number of proposals received by the Corporation from possible investors to acquire our Common Stock. Certain of the proposals were rejected by the Board in view of the fact that they were either subject to conditions that were considered too onerous to achieve (such as the renegotiation of the terms of the Series G Preferred Stock and the warrant with the U.S. Treasury) or contemplated transactional steps or structures that were deemed inoperative or lacking in viability. Other proposals received by the Committee were given significant consideration and were ultimately rejected because of concerns about their impact on the value of the Corporation’s Common Stock or because of a request that the Corporation negotiate with those possible investors on an exclusive basis. The Board determined that, given the obstacles and other contingencies to completion of the sales contemplated by, and other risks related to, those alternative proposals and despite the fact that the THL proposed $3.50 per share purchase price was at a discount to the closing price of the Corporation’s Common Stock on May 26, 2011 of $4.99, the THL proposal was the most favorable to stockholders. The Board also chose this proposal because it believed that it was the most appropriate way to comply with the Capital Plan it submitted to its banking regulators pursuant to the Agreements.

Notwithstanding the agreement with the U.S. Treasury that the sale of common stock for $350 million rather than $500 million would enable the Corporation to require the U.S. Treasury to convert the Series G Preferred Stock into Common Stock, the Board, after careful consideration of the various proposals received, determined that the sale of a minimum of $500 million of Common Stock would enhance the Corporation’s ability to achieve its objectives. Accordingly, the Corporation seeks to raise an aggregate of $500 to $562.3 million of equity (including up to $37.3 million issuable in the Rights Offering, refer to section “— Consequences if Stockholders Approve the Proposal — Rights Offering” below).

Proposed Issuance of Shares to THL, Oaktree and Other Investors

After extensive negotiations with THL, we entered into an investment agreement dated as of May 26, 2011, as amended most recently on July 14, 2011, under which THL agreed to purchase for a per share price of $3.50 49,746,992 shares of Common Stock, which will represent 24.36% of all the shares of Common Stock that will be outstanding after the issuance of shares of Common Stock to it and to other institutional investors and the conversion into Common Stock of the Series G Preferred Stock. THL’s investment is conditioned on, among other things, our sale to institutional investors of at least $500 million but no more than $525 million of shares of Common Stock, including the THL investment. Our sale of $525 million of Common Stock would result in THL paying approximately $174.1 million for the Common Stock it purchases.

Subsequently, we entered into investment agreements with Oaktree and the 9.9% investor, which are similar in most respects to the THL investment agreement, under which Oaktree and the 9.9% investor agreed to purchase what will be 24.36% and 9.9%, respectively, of the shares that will be outstanding after the Issuance and the conversion of the Series G Preferred Stock, for aggregate purchase prices of approximately $174.1 million and $70.8 million, respectively, if $525 million of shares are sold.

In June 2011, we entered into a number of subscription agreements, which provide for our sale of an aggregate of 30,285,716 shares of Common Stock to additional institutional investors for an aggregate purchase price of approximately $106.0 million. The names of the additional institutional investors who will each acquire more than 1% of the shares of Common Stock in the Issuance are disclosed below in the table under “Pro Forma Effects of the Transactions.”

In addition to the requirement that the Corporation sell a minimum of $500 million of shares of Common Stock for $3.50 per share, the principal terms of the investment agreements with THL and Oaktree are as follows:

•	If our stockholders vote on, but do not approve, the Proposal to issue shares of Common Stock, we will be required to pay each of THL and Oaktree $5 million (a total of $10 million).

•	The closing of the transaction will take place on the second business day after the day on which all the conditions to the transaction (other than those to be fulfilled on the closing date) are fulfilled.

•	The transaction will be subject to customary closing conditions and to the following additional conditions to be satisfied by the Corporation:

•	Between the respective dates of the investment agreements with THL and Oaktree and the closing date, there will not be a material adverse change in our and our subsidiaries’ financial condition, results of operations, business or prospects, and nothing will have occurred that has or is likely to have a material adverse effect upon us and our consolidated subsidiaries taken as a whole (with certain exceptions for occurrences that affect companies in our business generally).

•	Our stockholders will have approved the Issuance.

•	The Common Stock to be issued to the investors will be authorized for listing on the NYSE.

•	All the outstanding Series G Preferred Stock will have been converted into Common Stock or the holder of the Series G Preferred Stock (the U.S. Treasury) will have given written assurance that such conversion will be effective immediately after (and subject to) completion of the sale of shares of Common Stock to the investors.

•	We will have received any required approvals of the Federal Reserve, the FDIC, the OCIF and any other governmental entities.

•	We will not have received a notification from any of the FDIC, the Federal Reserve or the OCIF to the effect that our capital or First Bank’s capital is insufficient to meet applicable minimum capital requirements, including those required under the FDIC Order and the Written Agreement with the Federal Reserve.

•	We will not have received a notice that we can no longer rely on the private letter ruling we received in May 2011 from the Puerto Rico Department of the Treasury to the effect that the issuance of Common Stock to investors will not reduce or limit the extent to which FirstBank can apply losses incurred in 2010 or prior years to reduce income taxes it would be required to pay to the Commonwealth of Puerto Rico in 2011 or subsequent years.

•	Our income tax returns will show that the net operating loss carry forwards of FirstBank as of December 31, 2010 as a result of losses that are reflected on its income tax returns (at least some of which are or will be subject to audit) will be at least $550 million provided such tax returns are filed before the shares are issued.

•	The Issuance and the conversion of the Series G Preferred Stock will not cause us or any of our subsidiaries to be required by generally accepted accounting principles to establish a new cost basis for our assets through the application of push-down accounting or otherwise.

•	FirstBank will have specified minimum amounts of Tier 1 leverage ratio, core deposits and certificates of deposit and will not be in default under certain repurchase agreements (so-called repos) or agreements for borrowed money.

•	Our obligations to complete the transactions will be subject to conditions to be satisfied by the investors, including the condition that:

•	THL and Oaktree each will have received confirmation from the Federal Reserve that it will not be deemed to control us or any of our subsidiaries after the closing date for purposes of the Bank Holding Company Act or Federal Reserve Regulation Y.

•	In addition, we have agreed:

•	To file as promptly as practicable, and in any event within 90 days after completion of the Issuance, a registration statement under the Securities Act of 1933 to register the offers and sales of the shares of Common Stock we sell in the capital raise.

•	To elect as Chairman of the Board a person who (i) has a national reputation within the banking community, (ii) is independent both of us and of THL and Oaktree, (iii) has “banking or related financial management expertise,” (iv) has served within the last three years as the Chief Executive Officer, President, Chief Financial Officer, Chief Risk Officer, Chief Credit Officer or a non-executive director of an insured depository institution or insured depository institution holding company that is as large as, or larger than, FirstBank and (v) has significant experience working with U.S. bank regulatory agencies. If we are not able to find a person with these qualifications by the closing date, we must use our good faith best efforts to identify such a person and cause that person to become Chairman of our Board as promptly as practicable after the closing.

•	To permit each of THL and Oaktree to designate a person to serve on our Board of Directors and another person to attend meetings of our Board of Directors and Board committees as an observer for as long as THL or Oaktree, as the case may be, continues to own at least 25% of the number of shares they originally acquired from us in the Issuance. Information about the persons designated by THL and Oaktree to serve on our Board of Directors is included under the caption “— Biographical Information about Post-Closing Directors Designated by THL and Oaktree.”

•	That, beginning with our 2012 annual meeting of stockholders, two new directors will be nominated to the Board of Directors and a majority of our directors will be either investor designees or independent directors with banking or related financial management expertise.

•	To permit each of THL and Oaktree, as the case may be, for as long as each owns at least 25% of the number of shares of Common Stock that it purchased from us, to acquire from us at such time as we sell any Common Stock or securities that are convertible into or exchangeable for Common Stock or include a Common Stock component up to the amount of the new securities required to maintain its percentage Common Stock-equivalent interest in us at the same level as it was before the issuance of those securities.

•	To permit each of THL and Oaktree, as the case may be, (a) for as long as it owns at least 25% of the number of shares of Common Stock that it purchased from us, to acquire from us at such time as we offer or sell any Common Stock or securities that are convertible into or exchangeable for Common Stock, or include a Common Stock component, to any other investor to which we sell Common Stock in the capital raise (other than an investor that owns more shares than THL or Oaktree) and its affiliates, for the same price and on the same terms as such other offer or sale, up to the amount of new securities equal to the aggregate amount of new securities that we offer to sell to such other investor or its affiliates, and (b) for as long as it owns in the aggregate at least as many shares of Common Stock as any other entity or group of affiliated entities, if we offer to sell to any entity or group of affiliated entities Common Stock or securities that are convertible into or exchangeable for Common Stock, or include a Common Stock component, that would cause that entity or group of affiliated entities to own more shares of Common Stock than THL or Oaktree, as applicable, we will offer to sell to each of THL and Oaktree, for the same price and on the same terms, a number of new securities such that THL or Oaktree, as applicable, will own an amount of shares of Common Stock, after giving effect to the conversion or exercise of such new securities into Common Stock, equal to the number of shares of Common Stock owned by such other entity or group of affiliated entities.

•	If the Issuance is not completed, other than because of a breach by THL or Oaktree, to permit each of THL and Oaktree to participate and purchase securities in any offering that occurs within one year after their investment agreements are terminated, so that THL and Oaktree each can acquire an amount equal to up to 24.9% of all the Common Stock that will be outstanding after the offering and after conversion of Series G Preferred Stock into Common Stock (but not more than the maximum amount that will not result in THL or Oaktree controlling us or FirstBank for purposes of the Bank Holding Company Act or Federal Reserve

Board’s Regulation Y). This will not apply to an acquisition by someone of 100% of our Common Stock or to a merger of us with another company. It also will not apply to an offer of securities to investors if (i) the offering is fully subscribed by investors other than THL or Oaktree, (ii) a majority of the other investors (based on the amounts to be invested) inform us in writing that if we issue securities to THL or Oaktree, as the case may be, the other investors will withdraw their willingness to purchase the securities we are offering, and (iii) we pay the applicable one (or both) of THL and Oaktree $12.5 million minus any amount we pay because our stockholders do not approve the Issuance pursuant to the Proposal.

•	We and the investor must indemnify the other party under certain circumstances for breaches of any representation or warranty, with certain exceptions.

•	Investors representing 75% of all the shares of Common Stock to be purchased by the institutional investors can waive some of the conditions to closing including the minimum sale of $500 million of equity.

•	If we enter into an agreement with any investor that contains terms that are more favorable than any term of the investment agreements with THL and Oaktree, we will offer to amend such investment agreements to contain the more favorable terms.

In addition to entering into the investment agreements with THL and Oaktree, we also entered into expense reimbursement agreements with these investors. Under those agreements, we agreed to reimburse each of THL and Oaktree for its expenses in an aggregate amount of $2 million if we do not sell any shares of Common Stock to THL or Oaktree, and $4 million if we sell the shares of Common Stock to THL and Oaktree.

Our investment agreement with the 9.9% investor is substantially identical to the investment agreements with THL and Oaktree, except that:

•	We will not be required to make a payment to the 9.9% investor if our stockholders vote on, but do not approve, the Issuance.

•	Because the 9.9% investor will be acquiring what will be less than 10% of our Common Stock, there are no requirements that the 9.9% investor make any filings with the Federal Reserve or conditions related to determinations that the sale of Common Stock to the 9.9% investor will not cause it to be deemed to control us or any of our subsidiaries after the closing date for purposes of the Bank Holding Company Act or Federal Reserve Regulation Y.

•	There is no provision assuring the 9.9% investor that we will have a new chairman or that a majority of our directors will be either investor designees or independent directors with banking related credentials.

•	The 9.9% investor will not have the right to designate a person to serve on our Board of Directors or an observer to attend Board or Committee meetings.

•	The 9.9% investor will not have the right to participate and purchase securities in an offering that occurs if the investment agreements are terminated and the Issuance is not completed, or to receive any payment from us in connection with such termination.

•	The 9.9% investor does not have the right if we sell new securities to acquire more than the amount of new securities that will enable it to maintain its percentage interest.

•	If we enter into an agreement with any investor that contains terms that are more favorable than any term of the investment agreement with the 9.9% investor, we will have to offer to amend the investment agreement with the 9.9% investor, to contain the more favorable terms. However, this will not apply if the agreement is with an investor that will be purchasing more Common Stock than the 9.9% investor (i.e., is with THL or Oaktree).

•	Our obligation to reimburse expenses incurred by the 9.9% investor will be limited to reimbursement of legal expenses of up to $50,000.

Biographical Information About Post-Closing Directors Designated by THL and Oaktree

THL plans to designate Thomas M. Hagerty, 48, to serve on our Board of Directors. Mr. Hagerty is a Managing Director at THL and has been with that firm since 1988. He currently serves as a director of MGIC Investment Corp., a mortgage insurance company; Fidelity National Financial, Inc., a title insurance company; Fidelity National Information Services, Inc., a financial processing company; Money Gram International, a money transfer company; and Ceridian Corporation, a processing services company. Mr. Hagerty was the Interim Chief Financial Officer of Conseco, Inc. from July 2000 through April 2001. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois Eastern Division. Mr. Hagerty has more than 20 years of finance, banking and managerial experience. In addition, his service as a director at several public companies throughout the years has provided him with leadership experience and valuable insights and perspectives that will be to the benefit of the Board.

Oaktree plans to designate Michael P. Harmon, 42, to serve on our Board of Directors. Mr. Harmon is a Managing Director with the Principal Group of Oaktree Capital Management L.P., a registered investment advisor and affiliate of Oaktree Group, where he has been responsible for sourcing, evaluating and managing private equity investments since 1997. Prior to this, Mr. Harmon held positions in the Corporate Recovery Consulting group of Price Waterhouse and the Distressed Credits group at Society Corporation. Mr. Harmon currently serves as a director SKBHC Holdings, LLC, American West Bank, Starbuck Bancorp, AloStar Bancorp, Alliance Healthcare Services, Novis Pharmaceuticals, LLC. and Senior Home Care. Mr. Harmon received a B.A. in Economics with distinction from McGill University and an M.B.A. with distinction from Harvard Business School.

Neither of these designees beneficially owns any securities of the Corporation.

Reasons for the Issuance

After careful consideration, our Board of Directors has determined that the Proposal is in the best interests of the Corporation. Our Board of Directors, based in part on the recommendation of the Committee, unanimously approved the Issuance. In making this determination, our Board considered, and in making its recommendation the Committee considered, a number of factors that supported the decision to approve the issuance of up to 150,000,000 shares of Common Stock, including the following:

•	the Issuance would enable the Corporation and FirstBank to comply with the capital requirements of the Agreements;

•	the process followed by our Board, with the assistance of Sandler O’Neill, our financial advisor, to solicit proposals from institutional investors believed to be the most likely and appropriate candidates with whom to pursue an equity raise and the absence of any proposals that the Board considered to be more favorable resulting from that process;

•	the belief of the Committee and the entire Board that the capital raising process conducted by Sandler O’Neill was appropriately designed to maximize the opportunity to obtain the most favorable proposal reasonably available;

•	the probability that, given our ongoing capital needs, if we do not issue Common Stock to institutional investors in the proposed transaction, even if we are able to make alternate arrangements to raise equity capital, they would be substantially more dilutive to the current holders of Common Stock than the current proposal;

•	the possibility that, if we did not sell the shares of Common Stock to the institutional investors or to other investors, our banking regulators could take actions to protect the interests of our depositors, including requiring the immediate sale of FirstBank or some or all of its assets and liabilities, which actions could have a material adverse effect on the value that the Corporation might realize on its investment in FirstBank and other subsidiaries and consequently on the value of our outstanding Common Stock;

•	the belief that the sale of Common Stock would preserve the Corporation as an independent public company, with an improved capital structure permitting our management to pursue its business plan, which our Board believes will create additional value for our stockholders;

•	the belief that, after extensive negotiations with the investors and their representatives, we have obtained the highest price for the shares of Common Stock that the investors are willing to pay;

•	the fact that the terms and conditions of the investment agreements are the product of arms’-length negotiations between each investor and its representatives and our representatives;

•	provisions in the investment agreements to allow us to conduct the Rights Offering through which our current stockholders may buy shares of our Common Stock having a value of up to $37.3 million at the same price per share that institutional investors will pay if the Proposal is approved; and

•	the belief that completion of the Issuance will enhance the likelihood that our regulators will terminate the Agreements.

In the course of its deliberations, the Board also considered a variety of risks and other potentially negative factors, including the following:

•	the shares of our Common Stock to be sold to the institutional investors and the shares that the U.S. Treasury will receive upon conversion of the Series G Preferred Stock will represent up to approximately 73.44% and 16.13% of the shares of Common Stock that will be outstanding following the Issuance and the conversion, respectively, leaving our existing stockholders with only 10.43% of our outstanding shares of Common Stock and voting power;

•	the composition of our Board will change as a result of the rights of THL and Oaktree to each designate one director on our Board for as long as they own at least 25% of the number of shares of Common Stock they acquired in the Issuance and our agreement with them to elect a new Chairman of the Board;

•	the pro forma book value per share of Common Stock as of March 31, 2011, after giving effect to the Issuance and the conversion of the Series G Preferred Stock, would decrease substantially from approximately $28.19 per share to approximately $7.02 per share;

•	the purchase price of the shares of Common Stock is $3.50 per share, representing an approximate 30% discount to the closing price of $4.99 on May 26, 2011, the day on which the price was agreed upon;

•	the Issuance might not be completed in a timely manner or at all due to the failure to timely meet any of the conditions precedent in the investment agreements;

•	the inclusion in the investment agreements of restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative transactions, subject to specified exceptions; and of provisions that could potentially require us to pay up to $12.5 million to each of THL and Oaktree, which fee could discourage a competing proposal to acquire or invest in us that might be more advantageous to our stockholders;

•	the restrictions in the investment agreements on the conduct of our business prior to the completion of the Issuance, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the stock issuance; and

•	the requirement in the investment agreements that, if our stockholders vote on, but do not approve, the Proposal, we will be required to pay each of THL and Oaktree $5 million.

Our Board believes that the various risks related to the Issuance are substantially outweighed by the potential benefits of the Issuance.

The foregoing discussion of the information and factors our Board considered is not intended to be exhaustive but reflects material factors our Board considered.

Consequences if Stockholders Approve the Proposal

Conversion of Series G Preferred Stock

If stockholders approve the Proposal, after we complete the Issuance of Common Stock in the capital raise, we will immediately exercise our right to convert all of the outstanding Series G Preferred Stock, which is held by the U.S. Treasury, into 32,941,797 shares of Common Stock.

The Certificate of Designations that governs the Series G Preferred Stock, as it was amended in December 2010 and in April 2011, provides that, if several conditions are met by October 7, 2011, we will have the right to convert any or all of the Series G Preferred Stock into Common Stock at a conversion rate determined as provided in the Certificate of Designations. All the substantive conditions have been met, except the condition that we raise a minimum aggregate amount of $350 million in a capital raise. If stockholders approve the Issuance, we will meet this condition. We have agreed in the investment agreements, as well as in the subscription agreements, to cause the conversion of the Series G Preferred Stock into Common Stock to take place at the closing of the sale of Common Stock to investors or immediately after such closing.

The current conversion price under the amended Certificate of Designations (giving effect to the one-for-fifteen reverse split in January 2011) is $10.878 per share of Common Stock, valuing the Series G Preferred Stock at 75% of its liquidation preference. However, the Certificate of Designations provides that if we sell Common Stock for less than 90% of the Market Price of our Common Stock, as defined in the Certificate of Designations, on the day we price the sale of Common Stock, we must reduce the conversion price in accordance with a formula to take account of that sale. The $3.50 per share price for the sale of up to 150,000,000 shares of Common Stock to the institutional investors is less than 90% of the Market Price of our Common Stock. The Certificate of Designations defines the “Market Price” as the average of the volume weighted average price for the 5 consecutive trading day-period ending two days prior to the day on which we price the shares to be sold. The closing price of our Common Stock on May 26, 2011 was $4.99. The “Market Price” on May 26, 2011 was $4.4605 per share. Therefore, the conversion price after the sale of between 142,857,143 and 150,000,00 shares of Common Stock to the investors will be between $9.6649 and $9.6574 per share of Common Stock, depending on the number of shares of Common Stock sold to institutional investors, and the 424,174 shares of Series G Preferred Stock will be converted into between 32,916,087 shares and 32,941,797 shares of Common Stock, respectively.

The Certificate of Designations also provides that when we convert the Series G Preferred Stock into Common Stock, the holders of the shares that are being converted will be entitled to receive the accrued and unpaid dividends on those shares, either in cash or in shares of Common Stock valued at their market price when the Series G Preferred Stock is converted. We expect to pay the accrued and unpaid dividends in cash, if we obtain the necessary regulatory approvals. The amount of the accrued and unpaid dividends will depend on the closing date of the sale of Common Stock to the investors. If that closing date were September 30, 2011, the accrued but unpaid dividends would total approximately $26 million.

Adjustment to Warrant Held by U.S. Treasury

At the same time we issued the Series G Preferred Stock to the U.S. Treasury, we amended the terms of its warrant to purchase 389,484 shares of Common Stock (giving effect to the one-for-fifteen reverse split in January 2011) to have an initial exercise price of $10.878 per share instead of the original exercise price of $154.05 per share. The warrant has a 10-year term and is exercisable at any time. The exercise price and the number of shares issuable upon exercise of the warrant are subject to anti-dilution adjustments, including when we issue shares in the Rights Offering or if we issue shares of Common Stock for a consideration per share that is lower than the initial exercise price. With respect to the capital raise, the exercise price of the warrant will be adjusted to equal the consideration per share of Common Stock we will receive in connection with the capital raise and the number of shares issuable on exercise of the warrant will be increased to 1,282,363 shares. For purposes of the foregoing, the aggregate consideration receivable by the Corporation in connection with a Common Stock issuance shall be deemed to be equal to the net offering price.

Rights Offering

If stockholders approve the Proposal and we complete the Issuance, we will conduct the Rights Offering that will enable stockholders (as of a record date preceding the completion of the Issuance) to purchase up to 10,651,835 shares of Common Stock (one share for each two shares already owned) at $3.50 per share, the same price paid by institutional investors. These rights will be transferable.

The Rights Offering will be made pursuant to a prospectus included in a registration statement on Form S-1 after the SEC declares such registration statement effective. This Proxy Statement does not constitute an offer to sell the shares that will be the subject of the rights.

Under the investment agreements, THL, Oaktree and the 9.9% investor will each have the right to acquire such number of shares of Common Stock that will enable each to maintain its 24.36% or 9.9% interest, as the case may be, in the outstanding shares of Common Stock after completion of the Rights Offering at the same $3.50 per share price.

Dilution

If stockholders approve the Proposal, the issuance of our shares of Common Stock to institutional investors and to the U.S. Treasury will increase the number of outstanding shares. An increased number of shares would reduce the loss per share for the quarter ended March 31, 2011 on a pro forma basis, would decrease any future earnings per share and would have a dilutive effect on each stockholder’s percentage voting power. The combination of the Issuance of shares to investors of between 142,857,143 and 150,000,000 shares and the conversion of the Series G Preferred Stock into Common Stock would increase our common stockholders’ equity by between $808.6 million and $833.2 million, respectively, but it would reduce the portion of our Common Stock that is owned by current stockholders from 100% to between 10.81% and 10.43%, respectively. See “Pro Forma Effects of the Transactions.”

Pro Forma Effects of the Transactions

The Issuance and the conversion of the Series G Preferred Stock into Common Stock will substantially reduce the percentage of Common Stock owned by current stockholders. The following table sets forth ownership of our Common Stock if (i) the Issuance is approved by our stockholders, 150,000,000 shares are sold to institutional investors and 32,941,797 shares of Common Stock are issued to the U.S. Treasury upon conversion of the Series G Preferred Stock and (ii) as adjusted further for the Rights Offering in which up to 10,651,835 shares will be issued to stockholders on the record date for the Rights Offering and the issuance of an aggregate of 15,085,283 additional shares to THL, Oaktree and the 9.9% investor, which will have the right (but not the obligation) to purchase Common Stock to maintain their ownership percentages. The following stock ownership table does not reflect the U.S. Treasury’s right to exercise its Warrant:

	After the Issuance		After the Rights Offering
	Shares	Percentage	Shares	Percentage

Stockholders as of July 5, 2011	21,303,669	10.43%*	31,955,504	13.89%
U.S. Treasury	32,941,797	16.13%	32,941,797	14.32%
Funds advised by Thomas H. Lee Partners, L.P.	49,746,992	24.36%	56,015,646	24.36%
Funds advised by Oaktree Capital Management, L.P.	49,746,992	24.36%	56,015,646	24.36%
Institutional investors advised by Wellington Management Company, LLP	20,220,300	9.90%	22,768,275	9.90%
Over 1% Investors**	23,857,144	11.68%	23,857,144	10.37%
Other investors	6,428,572	3.15%	6,428,572	2.80%

Total	204,245,466	100%	229,982,584	100%

*	If we issue 142,857,143 shares of Common Stock, current stockholders would own 10.81% of the outstanding Common Stock.

**	Includes the following investors who will each acquire more than 1%, but less than 5%, of the shares of Common Stock in the Issuance: Aristeia Capital, LLC; Cyrus Capital Partners, L.P.; Endeavour Capital Advisors Inc.; Fidelity Management & Research Company; The Family Office Co. BSC©; and The Stilwell Group.

The unaudited pro forma table presented below has been prepared by our management to illustrate the impact of the capital raise, the conversion into Common Stock of 424,174 shares of our Series G Preferred Stock and the Rights Offering, as well as the exercise of anti-dilution rights as a result of the Rights Offering, that will enable holders of Common Stock as of a record date preceding completion of the Issuance, THL, Oaktree and the 9.9% investor to purchase an aggregate of 25,737,118 shares of Common Stock.

	Quarter Ended March 31, 2011
		Pro forma	Pro forma and
		$525MM	as adjusted
	Actual	Capital Raise	for Rights Offering
	(In thousands, except for per share data)

Net (loss) income attributable to common stockholders	$(35,437)	$170,075	$170,075
Average common shares outstanding	21,303	204,245	229,982
Net (loss) income per common share	$(1.66)	$0.83	$0.74
Book value per common share	$28.19	$7.02	$6.62

	Year Ended December 31, 2010
		Pro forma	Pro forma and
		$525MM	as adjusted
	Actual	Capital Raise	for Rights Offering
	(In thousands, except for per share data)

Net (loss) income attributable to common stockholders	$(122,045)	$76,450	$76,450
Average common shares outstanding	11,310	176,202	201,939
Net (loss) income per common share	$(10.79)	$0.43	$0.38
Book value per common share	$29.71	$7.17	$6.75

Capitalization

The following table sets forth our capitalization as of March 31, 2011:

•	On an actual basis;

•	On a pro forma basis giving effect to:

1. the issuance and sale of 150,000,000 shares of our Common Stock at a price of $3.50 per share, and assuming the proceeds (after deducting estimated offering expenses payable by us and the estimated $26 million payment of accrued and unpaid dividends on the Series G Preferred Stock as of September 30, 2011) will be invested in money market investments; and

2. the issuance of shares of our Common Stock to the U.S. Treasury upon the conversion of 424,174 shares of our Series G Preferred Stock at the conversion price of $9.657 per share but no exercise by the U.S. Treasury of its Warrant; and

•	On a pro forma basis and as adjusted basis giving effect to:

1. the issuance of 10,651,835 shares of Common Stock at $3.50 per share in the Rights Offering and an aggregate of 15,085,283 additional shares to THL, Oaktree and the 9.9% investor to maintain their ownership percentages.

	As of March 31, 2011
			Pro forma and
		Pro forma*	as adjusted
		$525MM	for Rights
	Actual	Capital Raise	Offering
	(In thousands, except share data)

Long term borrowings	$225,000	$225,000	$225,000
Stockholders’ equity
Preferred stock, $1.00 par value, 50,000,000 shares authorized;
450,195 shares of Series A Preferred Stock outstanding	11,255	11,255	11,255
475,987 shares of Series B Preferred Stock outstanding	11,900	11,900	11,900
460,611 shares of Series C Preferred Stock outstanding	11,515	11,515	11,515
510,592 shares of Series D Preferred Stock outstanding	12,765	12,765	12,765
624,487 shares of Series E Preferred Stock outstanding	15,612	15,612	15,612
424,174 shares of Series G Preferred Stock outstanding, net of discount	363,677	—	—
Common stock, $0.10 par value; 2,000,000,000 shares authorized, 21,963,522 shares issued and 21,303,669 shares outstanding, actual; $0.10 par value, 2,000,000,000 shares authorized, 204,905,319 shares issued and 204,245,466 shares outstanding, pro forma with a capital raise of $525 million; $0.10 par value, 2,000,000,000 shares authorized, 230,642,437 shares issued and 229,982,584 shares outstanding, pro forma and as adjusted for Rights Offering	2,196	20,490	23,064
Treasury stock (at par value)	(66)	(66)	(66)
Additional paid-in capital	319,483	943,712	1,028,747
Legal surplus	299,006	299,006	299,006
(Accumulated deficit) retained earnings	(35,498)	155,227	155,227
Accumulated other comprehensive income-unrealized gain on securities available for sale, net of tax	15,424	15,424	15,424

Total stockholders’ equity	1,027,269	1,496,840	1,584,449

Total Capitalization	$1,252,269	$1,721,840	$1,809,449

*	If we issue only 142,857,143 shares of Common Stock, our stockholders’ equity will be approximately $1.472 billion and total capitalization will be approximately $1.697 billion.

Regulatory and Other Capital Ratios

The following table sets forth our regulatory capital and other capital ratios as of March 31, 2011 on (i) an “as reported” basis; (ii) a pro forma basis to give effect to the sale of 150,000,000 shares of our Common Stock at a price of $3.50 per share (assuming the proceeds of this offering, after deducting estimated offering expenses payable by us and the estimated $26 million payment of accrued and unpaid dividends on the Series G Preferred Stock as of September 30, 2011, will be invested in money market investments) and the conversion of 424,174 shares of our Series G Preferred Stock at a conversion price of $9.657 per share; and (iii) a pro forma basis as adjusted to give effect to the issuance of 10,651,835 shares of Common Stock at $3.50 per share in the Rights Offering and an aggregate 15,085,283 additional shares to THL, Oaktree and the 9.9% investor to maintain their ownership percentages.

	As of March 31, 2011
		Pro forma*	Pro forma and
		$525MM	as adjusted
	Actual	Capital Raise	for Rights Offering

Total capital (Total capital to risk-weighted assets)	11.97%	16.19%	16.97%
Tier 1 capital ratio (Tier I to risk-weighted assets)	10.65%	14.86%	15.64%
Leverage ratio	7.78%	10.52%	11.01%
Tangible common equity ratio (tangible common equity to tangible assets)	3.71%	8.96%	9.47%
Tier 1 common equity to risk-weighted assets ratio	4.82%	12.29%	13.07%

*	If we issue 142,857,143 shares of Common Stock, the pro forma ratios would be as follows: Total capital, 15.97%, Tier 1 capital ratio, 14.64%, Leverage ratio, 10.38%, Tangible common equity ratio, 8.82%, and Tier 1 common equity to risk-weighted assets ratio, 12.07%.

Consequences if Stockholders Do Not Approve this Proposal

If our stockholders do not approve this Proposal, we will not be able to issue shares of Common Stock to institutional investors pursuant to this Proposal and the Corporation and FirstBank will take other actions to try to comply with the Capital Plan, such as the sale of additional assets, including profitable businesses. As previously mentioned, the Corporation has taken a number of steps, including deleveraging the balance sheet, which have contributed to the achievement to date of the ratios in the Capital Plan. Although these measures have successfully accomplished their intended purposes, the significant reduction in earning assets has impacted the earnings capacity of the institution, adversely affecting the Corporation’s ability to return to profitability. The Corporation believes that, in order to pursue its business strategies and accelerate profitability, it needs to complete the proposed capital raise. If the Issuance is not approved, the Corporation may continue to try to sell shares of Common Stock, but no assurance can be given that it will be able to identify other investors willing to acquire Common Stock under terms that are not more dilutive or otherwise less favorable to current stockholders than the currently proposed terms or in an aggregate amount as high as at least $500 million.

In addition, if our stockholders vote on but do not approve this Proposal, we will be required to pay each of THL and Oaktree $5 million (a total of 10 million), in addition to reimbursing each of THL and Oaktree for their expenses in an amount up to $2 million (a total of $4 million). Finally, it will be highly unlikely that we will be able to obtain stockholder approval of an alternative capital raise that would give us the right to convert the Series G Preferred Stock into Common Stock before that right expires on October 7, 2011.

No Appraisal Rights or Preemptive Rights

Under Puerto Rico law, our stockholders are not entitled to appraisal rights with respect to this proposed issuance of Common Stock. Under our charter, our stockholders are not entitled to preemptive rights with respect to this proposed issuance of Common Stock.

Required Vote

Under the rules of the NYSE, approval of the Proposal requires the affirmative vote of the holders of a majority of the votes cast on the Proposal, provided that the total votes cast on the Proposal represent over 50% of all of the shares of Common Stock outstanding.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ISSUANCE OF UP TO 150,000,000 SHARES OF THE CORPORATION’S COMMON STOCK TO INSTITUTIONAL INVESTORS AND THE POTENTIAL ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK PURSUANT TO ANTI-DILUTION RIGHTS PROVIDED TO CERTAIN OF THE INSTITUTIONAL INVESTORS.

STOCKHOLDER PROPOSALS

SEC rules provide that stockholders must submit to a company any proposals that they would like included in the company’s proxy statement no later than 120 days before the first anniversary of the date on which the previous year’s proxy statement was first mailed to stockholders unless the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting. When the date is changed by more than 30 days from the date of the previous year’s meeting, the deadline is a reasonable time before the company begins to print and send its proxy materials. In accordance with our By-laws, we expect to hold our 2011 Annual Meeting of Stockholders on November 17, 2011, subject to the right of the Board of Directors to change that date based on changed circumstances.

Any proposal that a stockholder wishes to have considered for presentation at the 2011 Annual Meeting and included in our proxy statement and form of proxy used in connection with that meeting must be received by the Secretary of the Corporation at the principal executive offices of the Corporation no later than September 7, 2011. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

Under the Corporation’s By-laws, if a stockholder seeks to propose a nominee for election as a director for consideration at the annual meeting of stockholders, notice must be received by the Secretary of the Corporation at least 30 days prior to the date of the annual meeting of stockholders. Accordingly, under the By-laws, any stockholders’ nominations for directors for consideration at the 2011 Annual Meeting must be received by the Secretary of the Corporation at the principal executive offices of the Corporation no later than October 18, 2011.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available on the SEC’s internet website at www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, N.Y. 10005. Copies of the materials we file with the SEC are also available on our website at www.firstbankpr.com.

We have previously filed with the SEC:

(a) our Annual Report on Form 10-K for the year ended December 31, 2010;

(b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011; and

(c) our Current Reports on Form 8-K filed on January 10, 2011, January 31, 2011, February 15, 2011 with respect to Item 8.01 only, April 4, 2011, April 15, 2011, June 2, 2011 (as amended on July 19, 2011 and July 21, 2011), June 23, 2011, June 29, 2011 (as amended on July 19, 2011 and July 21, 2011) (except with respect to Item 7.01), and July 19, 2011.

By Order of the Board of Directors,

/s/ Lawrence Odell
Lawrence Odell
Secretary

San Juan, Puerto Rico
July 21, 2011

In keeping with the environment, this proxy statement has been printed on recycled paper.

FIRST BANCORP P R ATTN: SARA ALVAREZ 1519 PONCE DE LEON AE., STOP 23 P.O. BOX 9146 SANTURCE, PR 00908-0146 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 NAME THE COMPANY NAME INC. — COMMON THE COMPANY NAME INC. — CLASS A THE COMPANY NAME INC. — CLASS B THE COMPANY NAME INC. — CLASS C THE COMPANY NAME INC. — CLASS D THE COMPANY NAME INC. — CLASS E THE COMPANY NAME INC. — CLASS F THE COMPANY NAME INC. — 401 K VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 1. Proposal to approve the issuance of up to 147,142,857 shares of the Corporation’s Common Stock to institutional investors in a capital raise and in potential equity offerings as a result of anti-dilution rights provided to certain of the institutional investors. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. JOB # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE # 00001110311 R1.0.0.11699 02 0000000000

00001110312 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . FIRST BANCORP P R Annual Meeting of Shareholders August 18, 2011 10:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) José Menéndez-Cortada and Aurelio Alemán-Bermúdez, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of FIRST BANCORP that the shareholder(s) is/are entitled to vote at the Special Meeting of shareholder(s) to be held at 10:00 AM, EDT on August 18th, 2011, at 1130 Muñoz Rivera Avenue San Juan, Puerto Rico, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side